                                                                    EXHIBIT 20.1

                                 PRESS RELEASE

--------------------------------------------------------------------------------

                    AVIVA / SHARPE MERGER TALKS DISCONTINUED

DALLAS, TEXAS [APRIL 30, 1999] . . . Aviva Petroleum Inc. (AVP-LSE) reports that merger discussions with Sharpe Resources Corporation (SHO-ME) have been discontinued. Ron Suttill, Aviva's CEO said that he is in contact with lenders concerning alternative methods of dealing with Aviva's outstanding debt, which currently stands at $14.7 million.


Safe Harbor for Forward-Looking Statements: Except for historical information
-------------------------------------------
contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, general economic conditions, volatility of oil and gas prices, the impact of possible geopolitical occurrences world-wide, imprecision of reserve estimates, changes in laws and regulations, unforeseen engineering and mechanical or technological difficulties in drilling or working-over wells, and other risks described in the Company's filings with the Securities and Exchange Commission.

Further Information:

Ron Suttill, Aviva Petroleum Inc.  214 691 3464